[Letterhead of CCF Capital Group, Inc.]

September 24, 1998

Mr. John Loeffler
President and CEO
Paradise Music and Entertainment, Inc.
53 West 23rd Street
New York, New York 10010

Dear John:

This Letter of Agreement will confirm the understanding between Paradise Music and Entertainment, Inc. and its other subsidiaries ("Client") and CCF Capital Group, Inc. ("CCFC") or its assignee pursuant to which CCFC is hereby retained as financial advisor, on the terms and conditions set forth herein, for the purposes of: 1) providing financial advice and strategic planning with respect to the operations of the Client; 2) assisting in identifying a potential partner for merger or acquisition and the negotiation and structure of said merger or acquisition; 3) assisting in a best effort to raise equity capital or debt or credit facilities of up to $3,000,000 for the Client.

1. RETENTION/TERM:

Client hereby retains CCFC as its non-exclusive financial advisor in connection with the Project for a period of 36 months from the date hereof, renewable thereafter with the consent of both parties (the "Term"). The Term may be cancelled by either party after the ninth month anniversary of the date hereof; provided, however, that the cancelling party provides written notice of such cancellation at least 90-days prior to the effective date of such termination.

2. OFFERING MATERIAL:

To the extent required and as requested by CCFC, Client will furnish CCFC with sufficient information in order to prepare an appropriate offering memorandum with respect to Client's business and/or future project offerings, and/or financing as may be undertaken by Client pursuant to this engagement from time to time (collectively, "Offering Materials"). Client represents that all Offering Materials will not contain any untrue or misleading


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statements of material fact or omit to state any material fact reasonably required to be stated therein, Client further agrees to advise CCFC immediately upon the occurrence of any event or other change which results in the Offering Materials containing any untrue or misleading statement of a material fact or emitting to state any material fact required to be stated therein.

3. CCFC'S UNDERTAKINGS:

CCFC will undertake to:

(i) To assist Client in the preparation of the Offering Materials, the contents of which are the responsibility of the Client;

(ii) To advise the Client on costs, rates and amount at which the Client's business/assets will be marketed;

(iii) To promote the Client and the Client's business, as applicable, to potential investors;

(iv) To make representatives of CCFC available to meet with potential investors and the Client as may be reasonably required.

(v) To assist in the preparation of Reg. D with S-3 filing up to 20% of outstanding shares issued with terms to be agreed by both parties.

4. INITIAL RETAINER

Client agrees to pay CCFC an initial retainer of $75,000.00 payable as follows:

(a) $18,750 shall be due and payable on the Closing Date as such term is defined in that certain letter agreement dated as of even date hereof between the Client and Pines International Resorts, Inc. (the "Pines Agreement");

(b) $18,750 shall be due and payable on the date that the remainder of monies due to the Client under the Pine Agreement is funded; and

(c) $18,750 shall be due and payable on the 45th date following the payment referred to in (b) above and $18,750 shall be due and payable on the 9Oth day following the payment referred to in (b) above. In addition to the fees described above, CCFC shall be entitled to a monthly retainer equal to $6,500 per month beginning with the first calendar month following the Closing Date, and 100,000 shares of the Client's Common Stock which shares are to be issued on (and included for registration with) the date that the Client files its S-3 registration statement in fulfillment of its obligation under the Pines Agreement.

Financing Fees:


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Client agrees to retain CCFC as its non-exclusive financial advisor in connection with any Project financing to be undertaken by Client during the Term subject to the successful completion of the Project, and pay CCFC success fees at the completion of such financing based on the gross proceeds of such financing from investors directly introduced by CCFC, as follows:

(i)   1.5% on senior debt;

(ii)  4% on a subordinated debt and preferred stock

(iii) On closing of a Common Stock offering (other than the Pines transaction), CCFC will receive 10% of the common stock issuable to investors in such transaction with registration rights and a 10% cash fee for all monies raised.

5. COMPENSATION:

Monthly compensation will begin 30 days following the closing of any transaction listed above shall be $6,500.00. All pre-approved out of pocket expenses to be reimbursed by Client within (14) fourteen days of submitted invoice.

6. CONFIDENTIALITY:

CCFC agrees to keep any non-public information about the Client confidential so long as it remains non-public, unless disclosure is required by law by any governmental or regulatory agency or body and CCFC will not make any use thereof, except in connection with the services thereunder for the Client. Any advice rendered to Client by CCFC pursuant to this letter may not be disclosed publicly in any manner without CCFCs written consent and will be treated by Client as confidential.

7. INDEMNIFICATION:

Client agrees to indemnify and hold CCFC and its affiliates, control persons, officers, employees and agents (each an "Indemnified Person") harmless from and against all losses, claims, damages, liabilities, costs or expenses, joint or several, resulting from any threatened or pending investigation, action, proceeding or dispute (collectively, "Claims"), resulting from CCFC's entering into or performing services under this Agreement or arising out of any matter referred to in this Agreement. This indemnity shall also include CCFC's and/or any such other Indemnified Person's reasonable attorneys' and accountants' fees and out-of-pocket expenses incurred, provided, however, that the indemnity in this paragraph shall not apply where a court of competent jurisdiction has made a final determination that CCFC acted in a grossly negligent manner or engaged in willful


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misconduct in the performance of its services hereunder which gave rise to loss, claim, damage, liability, cost or expense sought to be recovered thereunder.

CCFC agrees to indemnify and hold Client, and its affiliates, control persons, officers, employees and agents harmless from and against all losses, claims damages, liabilities, cost and expenses, joint and several resulting from threatened or pending investigation action proceeding or dispute arising from CCFC's gross negligence or willful misconduct. The provisions of this section shall Survive the termination and expiration of this Agreement.

8. RIGHT OF FIRST REFUSAL

CCFC will have the right of first refusal for providing investment banking services on any and all future endeavors in which the Client may be involved, which right may be exercised by CCFC in writing directed to the Client not more than 30 days after receiving any third-party financing proposal presented to CCFC in writing by the Client provided, however, that the terms on which CCFC agrees to provide such financing is at least as favorable on the terms of the third-party financing.

9. NOTICES

Notice given such pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered to Client: at 53 West 23rd Street, New York, New York 10010, Attention: Mr. John Loeffler, and to CCF Capital Group, Inc. at 950 Third Avenue, Suite 2500, New York, NY 10022 Attention: Mr. James Young, Executive Vice President.

10. NON-CIRCUMVENTION

Client agrees not to circumvent CCFC in its fund raising/acquisition/merger efforts on behalf of Client, and furthermore agrees not to negotiate with any other source (s) regarding the fund raising effort without notice to CCFC.

11. COUNTERPARTS

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


12. THIRD PARTY BENEFICIARIES


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This Agreement has been and is made solely for the benefit of Client and the respective entities thereof (as the case may be), CCFC and assignees thereof and the indemnified Persons and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

13. CONSTRUCTION

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. HEADINGS

The section headings in this Agreement have been inserted as a matter of convenience and are not a part of this Agreement.

Please sign at closing and return two copies of this letter together with a check for $6,500.00 payable to CCF Capital Group, Inc. to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between Client and CCFC. The additional copy is for your records.

Sincerely,


/s/ James Young
-----------------------
CCF Capital Group, Inc.
James Young
Executive Vice resident

Agreed & Accepted this    day of September, 1998

The undersigned represents that he has the authority to execute this agreement on behalf of the Company.


/s/ John Loeffler
-----------------------
Paradise Music and Entertainment, Inc.
John Loeffler
President and CEO


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